Exhibit 99.1

Service Corporation International to Present at Merrill Lynch Health Services
Investor Conference

        HOUSTON, Nov. 29 /PRNewswire-FirstCall/ — Service Corporation International (NYSE: SCI) will make a presentation at the Merrill Lynch Health Services Conference held in New York, New York at 9:30 a.m. (Eastern) on Tuesday, November 30, 2004. The presentation slides and live audio webcast will be available through the Investor Relations section of the Company’s website at http://sci-corp.com/InvestorPres.html. An audio replay of the webcast will be available on the Company’s website through Tuesday, December 14, 2004. The presentation slides will be archived for a period of ninety days.

        During the presentation Tom Ryan, President and Chief Operating Officer, will introduce key financial target ranges established by the Company to manage long-term liquidity and capital allocation decisions. These financial target ranges are:

—	Free Cash Flow/Interest Expense of greater than 1.5 times

—	Net Debt/Free Cash Flow of 5 to 7 times

—	Net Debt/Total Capital of 40% to 45%

        Mr. Ryan will also discuss the significant financial flexibility of SCI demonstrated by its strong free cash flow, cash on hand at September 30, 2004 of more than $300 million and credit availability of approximately $125 million. Our debt maturities are modest with less than $140 million of debt maturing in the remainder of 2004 and 2005. Furthermore, we anticipate receiving $30 to $50 million in the fourth quarter of 2004 for the return of cash collateral for various commercial commitments. Lastly, we anticipate receiving $80 to $100 million from remaining international asset sales, including our discontinued operations in Argentina and Uruguay. These anticipated asset sale proceeds may occur over several years if appropriate valuations cannot be obtained.

        Non-GAAP Financial Measures

        Free Cash Flow

        Free cash flow is a non-GAAP financial measure. We define free cash flow as cash flows from operating activities (adjusted for certain unusual items) less capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with company standards and to extend their useful lives. We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends. Free cash flow is not reduced by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property inventory or the construction of funeral home facilities on SCI-owned cemeteries.

        While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our consolidated statement of cash flows.

        Net Debt and Total Capital

        Net debt and total capital are also non-GAAP financial measures. We define net debt as total debt less cash and cash equivalents. We define total capital as net debt (as defined previously) plus total stockholders’equity.

        Cautionary Statement on Forward-Looking Statements

        The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,”“project,” “expect,” “anticipate,” or “predict,”that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. Important factors that could cause actual results to differ materially from those in forward-looking statements include, among others, our ability to successfully execute on proposed asset sales and our ability to retrieve cash collateral for various commercial commitments.

        For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be found on our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

        Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,218 funeral service locations and 402 cemeteries in North America as of September 30, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com.

        For additional information contact:

Investors:	Debbie Young — Director of Investor Relations (713) 525-9088

Media:	Terry Hemeyer — Managing Director / Corporate Communications (713) 525-5497

SOURCE Service Corporation International

        -0-                         11/29/2004

        /CONTACT: investors, Debbie Young — Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer —Managing Director — Corporate Communications, +1-713-525-5497, both of Service Corporation International/

/Web site:	http://www.sci-corp.com http://sci-corp.com/InvestorPres.html /

        (SCI)

CO: Service Corporation International; Merrill Lynch
ST: Texas, New York
IN:
SU: CCA MAV